                                 SCHEDULE 14A
                                (Rule 14a-101)

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                               [_] Confidential, for Use of the Commission Only
[X] Preliminary Proxy Statement         (as Permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      CENTERTRUST RETAIL PROPERTIES, INC.
               (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                      CENTERTRUST RETAIL PROPERTIES, INC.
                           3500 Sepulveda Boulevard
                       Manhattan Beach, California 90266

                                 May   , 1999

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of CenterTrust Retail Properties, Inc. (the "Company") to be held on June 3, 1999, at 1:00 p.m. local time, at The Marriott Hotel, Terrace Ballroom A, located at 1400 Parkview Avenue, Manhattan Beach, California, for the following purposes:

    (1) to elect two directors to the Company's Board of Directors;

    (2) to approve an amendment to the Company's Articles of Amendment and Restatement, as amended (the "Restated Articles of Incorporation"), to change the name of the Company to "Center Trust, Inc." (the "Name Change Amendment");

    (3) to approve an amendment to the Restated Articles of Incorporation to state that nothing within the Restated Articles of Incorporation shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange;

    (4) to approve an amendment to the Company's Amended and Restated 1993 Stock Option and Incentive Plan, as amended (the "Restated Plan"), (a) to increase the number of shares subject to options granted under the Restated Plan, (b) to provide for the continued granting of incentive stock options under the Restated Plan and (c) to reflect the change of the Company's name to "Center Trust, Inc." subject to stockholder approval of the Name Change Amendment; and

    (5) to transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

  I hope that you will be able to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE OR TO VOTE BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your shares will be voted at the meeting as instructed in your proxy, if given.

  I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Edward D. Fox
                                          EDWARD D. FOX
                                          President and Chief Executive
                                           Officer

                      CENTERTRUST RETAIL PROPERTIES, INC.
                           3500 Sepulveda Boulevard
                       Manhattan Beach, California 90266

                               ----------------

                   Notice of Annual Meeting of Stockholders
                          To Be Held on June 3, 1999

  The Annual Meeting of Stockholders (the "Annual Meeting") of CenterTrust Retail Properties, Inc. (the "Company") will be held at The Marriott Hotel, Terrace Ballroom A, located at 1400 Parkview Avenue, Manhattan Beach, California, on Thursday, June 3, 1999, at 1:00 p.m., for the following purposes:

    (1) to elect a total of two directors to serve until the 2002 Annual Meeting of Stockholders and until each of their respective successors is elected and has qualified;

    (2) to approve an amendment to the Company's Articles of Amendment and Restatement, as amended (the "Restated Articles of Incorporation"), to change the name of the Company to "Center Trust, Inc." (the "Name Change Amendment");

    (3) to approve an amendment to the Restated Articles of Incorporation to state that nothing within the Restated Articles of Incorporation shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange;

    (4) to approve an amendment to the Company's Amended and Restated 1993 Stock Option and Incentive Plan, as amended (the "Restated Plan"), (a) to increase the maximum number of shares which may be subject to options granted under the Restated Plan by 2,000,000 shares, (b) to provide for the continued granting of incentive stock options under the Restated Plan and
  (c) to reflect the change of the Company's name to "Center Trust, Inc." subject to stockholder approval of the Name Change Amendment; and

    (5) to transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on April 15, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

  To ensure that you are represented at the Annual Meeting, the Company requests that you sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope. If you attend the Annual Meeting and vote your shares in person or file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used. If you prefer, you may vote your shares over the telephone (toll-free from the United States or Canada) by following the enclosed telephone voting instructions. The voting procedures are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. You may still attend the Annual Meeting if you vote by proxy or by telephone.

  All stockholders are cordially invited to attend the Annual Meeting.

                                          By Order of the Board of Directors,
                                          /s/ Steven M. Jaffe
                                          STEVEN M. JAFFE
                                          Corporate Secretary

Manhattan Beach, California
May   , 1999

                      CENTERTRUST RETAIL PROPERTIES, INC.

                               ----------------

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 3, 1999

  CenterTrust Retail Properties, Inc., a Maryland corporation (the "Company"), is furnishing this Proxy Statement to its stockholders in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Thursday, June 3, 1999 at 1:00 p.m. Proxies will be used for the following purposes: (1) to elect a total of two directors to serve until the 2002 Annual Meeting of Stockholders and until each of their respective successors is elected and has qualified to serve; (2) to approve an amendment to the Company's Articles of Amendment and Restatement, as amended (the "Restated Articles of Incorporation"), to change the name of the Company to "Center Trust, Inc." (the "Name Change Amendment");
(3) to approve an amendment to the Restated Articles of Incorporation to state that nothing within the Restated Articles of Incorporation shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange (the "NYSE Amendment"); (4) to approve an amendment (the "Plan Amendment") to the Company's Amended and Restated 1993 Stock Option and Incentive Plan, as amended (the "Restated Plan"), (a) to increase the maximum number of shares which may be subject to options granted under the Restated Plan by 2,000,000, (b) to provide for the continued granting of incentive stock options and (c) to reflect the change of the Company's name to "Center Trust, Inc." subject to stockholder approval of the Name Change Amendment; and
(5) to transact any other business that properly comes before the Annual Meeting. The approximate date on which this Proxy Statement and accompanying
form of proxy will first be sent to the Company's stockholders is May   ,
1999.

  This solicitation is made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"). Costs of the solicitation will be paid by the Company. Directors (the "Directors"), officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company has retained the services of Corporate Investor Communications, Inc., for a fee estimated at $4,500 plus out-of-pocket expenses, to assist in the solicitation of proxies. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

  Holders of record of common stock, par value $.01 per share (the "Common Stock"), of the Company as of the close of business on April 15, 1999 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock is the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles its holder to one vote. Stockholders are not permitted to cumulate their shares for the purpose of electing Directors or otherwise. At the close
of business on April 15, 1999, there were            shares of Common Stock
issued and outstanding.

  Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received in time to be voted at the Annual Meeting (and not revoked before they are voted) will be voted "FOR" (i) the nominees named below for election as Directors, (ii) the Name Change Amendment, (iii) the NYSE Amendment, and (iv) the Plan Amendment. If any other business properly comes before the Annual Meeting and is submitted to a vote of stockholders, then proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

  Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected and the Plan Amendment will be approved by a favorable vote of a majority of the shares cast at the Annual Meeting, providing that a quorum is present. The Name Change Amendment and the NYSE Amendment will each be approved by a favorable vote of two-thirds of all of the issued and outstanding shares of Common Stock. All other proposals to come before the Annual Meeting require the approval of a majority of the votes cast regarding the proposal. Therefore, (i) as to the Name Change Amendment and the NYSE Amendment, abstentions and broker non-votes will have the same effect as a vote against such proposals and (ii) as to the election of Directors, the Plan Amendment and any other proposals to come before the Annual Meeting, abstentions will have the same effect as a vote against such proposals and broker non-votes will not be counted as votes for or against such proposals, and will not be included in counting the number of votes necessary for approval of such proposals.

  The principal executive offices of the Company are located at 3500 Sepulveda Boulevard, Manhattan Beach, California 90266. The Company's telephone number is (310) 546-4520.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company is currently comprised of eight members divided into three classes serving staggered terms of three years each. Since the Company's Amended and Restated Bylaws, as amended (the "Bylaws"), provide for the existence of eleven members, there will be three vacant positions on the Board immediately following the Annual Meeting. Proxies cannot be voted for more than two persons, which is the number of persons nominated for Director. Pursuant to the Company's Restated Articles of Incorporation and Bylaws, the term of office of one class of Directors expires each year and at each annual meeting the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and have qualified. The current terms of Stuart J.S. Gulland and Warner Heineman expire in 1999.

  In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the two nominees designated below. If elected, both Mr. Gulland and Mr. Heineman will serve until the 2002 Annual Meeting of Stockholders and until each of their respective successors is elected and has qualified to serve. The Board of Directors expects that each of the nominees will be available to serve as a Director, but if any nominee should become unavailable for election, it is intended that the shares represented by the proxy will be voted for a substitute nominee who would be designated by the Board of Directors.

  Under the Company's Bylaws, someone other than the Board may nominate a person for election as a Director at the Annual Meeting only if the person making the nomination has first delivered or mailed a timely notice to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not more than 90, nor less than 60 days prior to the Annual Meeting or the tenth day following the day on which public disclosure of the Annual Meeting date was made, whichever is later. A notice of nomination must set forth certain information required under the Company's Bylaws.

                       Nominees for Election as Director

                                       Present Position With   Director
        Name                       Age      The Company         Since
        ----                       --- ---------------------   --------
   Stuart J.S. Gulland............  37 Director, Senior Vice     1998
                                        President and Chief
                                        Financial Officer
   Warner Heineman................  76 Director                  1994

  Stuart J.S. Gulland has served as a Director of the Company since April, 1998. Mr. Gulland also serves as the Company's Senior Vice President and Chief Financial Officer. He joined the Company in April, 1995. Previously, Mr. Gulland specialized in real estate with Deloitte & Touche, the international accounting and consulting firm. Mr. Gulland is a Certified Public Accountant and a Chartered Accountant and is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales.

  Warner Heineman has served as a Director of the Company since February, 1994. Mr. Heineman has been a Senior Advisor, Mellon 1st Business Bank, Los Angeles since 1992. Mr. Heineman served as a Senior Vice President of Bank of Los Angeles from 1989 to 1992, as Senior Vice President of City National Bank from 1981 to 1988, and as Vice Chairman and a director of Union Bank, Los Angeles from 1943 to 1981. Mr. Heineman is a Trustee of Southwestern University School of Law, a member of the Board of Advisors of the University of California Los Angeles Medical Center, a member of the Board of Visitors of the University of California Los Angeles School of Medicine, and a director of the Los Angeles Opera. He also serves as an independent director of Horizon Plan Trust, a large Los Angeles County employee deferred compensation fund, and a director of the Archstone Foundation, which contributes toward preparing society for the aging population.

                        Directors Continuing in Office

                                                                Director  Term
       Name                                                 Age  Since   Expires
       ----                                                 --- -------- -------
     R. Bruce Andrews......................................  58   1994    2001
     Robert T. Barnum......................................  53   1997    2000
     Edward D. Fox.........................................  51   1997    2001
     Anthony E. Meyer......................................  37   1997    2000
     Fred L. Riedman.......................................  68   1994    2000
     Arthur P. Solomon.....................................  59   1997    2001

  R. Bruce Andrews has served as a Director of the Company since February, 1994. Mr. Andrews has been the President and Chief Executive Officer of Nationwide Health Properties, a REIT specializing in health care properties, since September, 1989. He served as Chief Financial Officer, Chief Operating Officer and a director of American Medical International, Inc., an operator of health care facilities, from 1970 to 1986.

  Robert T. Barnum has served as a Director of the Company since August, 1997. Mr. Barnum is a private investor and an advisor to private equity funds, including Texas Pacific Group. He was the President and Chief Operating Officer of American Savings Bank from 1989 until its sale in 1997. Mr. Barnum served as the Chief Financial Officer of First Nationwide from 1984 to 1988 and the Krupp Companies, a major national real estate and financial services firm, from 1982 to 1984. He was a director of Harborside Healthcare until its sale in 1998 and a director of National Reinsurance until its sale to General Reinsurance in 1996. He is currently a director of Westcorp, a publicly-held thrift holding company and Berkshire Mortgage, a privately-held commercial mortgage banking company.

  Edward D. Fox has served as a Director of the Company since August, 1997 and in November, 1997 became Interim President and Chief Executive Officer of the Company, serving in such capacities until accepting the positions on a permanent basis in March, 1998. Prior to joining the Company, Mr. Fox was founding and managing Partner of CommonWealth Pacific, LLC, a major developer, owner and strategic advisor for office and mixed use properties in the western United States. He was a Senior Partner and the President of Maguire Thomas Partners from 1981 to 1995. Prior to that, Mr. Fox was with Arthur Andersen, the international accounting and consulting firm, where he specialized in real estate.

  Anthony E. Meyer has served as a Director of the Company since August, 1997. He is a Managing Director of Lazard Freres & Co., LLC and a principal of Lazard Freres Real Estate Investors, LLC. Mr. Meyer was a General Partner and Co-Founder of Trammell Crow Ventures, a $3 billion real estate investment and finance affiliate of the Trammell Crow Group from 1984 to 1993. He is a director of Dermody Properties and Cliveden Limited.

  Fred L. Riedman has served as a Director of the Company since February, 1994. From 1965 to 1998, Mr. Riedman was a partner with the law firm of Riedman, Dalessi & Dybens. Mr. Riedman is a trustee of the California Museum Foundation and has also served on the board of directors of the Aquarium of the Pacific at Long Beach, California since 1995.

  Arthur P. Solomon has served as a Director of the Company since August, 1997 and as Chairman of the Board since November, 1997. Since 1987, Mr. Solomon has been a Managing Director of Lazard Freres & Co., LLC and head of its real estate group. Mr. Solomon is the senior principal of Lazard Freres Real Estate Investors, LLC. He was a Partner and head of real estate investment banking at Drexel Burnham Lambert from 1984 to 1987. From 1982 to 1984, Mr. Solomon was Chief Executive Officer of the Krupp Companies and served in the Johnson Administration on the President's Task Force on Domestic and Intergovernmental Affairs from 1967 to 1968. Mr. Solomon served as Executive Vice President and Chief Financial Officer of the Federal National Mortgage Association (FNMA) from 1980 to 1982.

  Messrs. Barnum, Fox, Meyer and Solomon were each originally designated for nomination to the Board by Prometheus Western Retail, LLC ("Prometheus") pursuant to a stockholders agreement between Prometheus, certain of its affiliates and the Company whereby the Company agreed to support the nomination and election of such nominees. Mr. Fox, upon becoming President and Chief Executive Officer of the Company, is no longer considered a Prometheus designee.

Board Meetings; Committees and Compensation

  Certain significant actions of the Company, including transactions involving a change of control of the Company, amendments to the Company's Restated Articles of Incorporation or Bylaws or the issuance of securities or rights with certain special voting or other rights, require the approval of a minimum of one more than a majority of all Directors.

  The Board of Directors met ten times during the year ended December 31, 1998. The Board of Directors has an Audit Committee, an Executive Committee, a Compensation Committee, a Nominating Committee and an Acquisition/Disposition Committee.

  Audit Committee. Messrs. Andrews (Chairman), Barnum and Heineman currently serve on the Audit Committee. The Audit Committee was established to make recommendations concerning the engagement of independent auditors, review with independent auditors the plans and results of the audit engagement, approve professional services provided by the independent auditors, review the independence of the independent auditors, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee was created in February, 1994 and held two meetings in 1998.

  Executive Committee. Messrs. Fox and Solomon currently serve on the Executive Committee. Subject to the Company's conflict of interest policies and certain other limitations, the Executive Committee has been granted the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements. The Executive Committee was created in February, 1994 and held no meetings in 1998.

  Compensation Committee. Messrs. Heineman (Chairman), Andrews, Riedman and Barnum currently serve on the Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers and administers grants of stock options and restricted stock pursuant to the Restated Plan. The Compensation Committee held three meetings in 1998.

  Nominating Committee. Messrs. Solomon (Chairman), Fox and Riedman currently serve on the Nominating Committee. The Nominating Committee was established to review the qualifications of candidates for Board membership, to review the status of a Director when his or her principal position and/or primary affiliation changes, to recommend to the Board of Directors candidates for election by stockholders at annual meetings, to recommend candidates to fill vacancies in directorships, to recommend to the Board of Directors the removal of a Director, if in the Company's best interests, and to make recommendations to the Board of Directors concerning selection, tenure retirement and composition of the Board of Directors. The Nominating Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Secretary of the Company. The Nominating Committee was created in 1997 and held no meetings in 1998.

  Acquisition/Disposition Committee. Messrs. Meyer (Chairman) and Fox currently serve on the Acquisition/Disposition Committee. The
Acquisition/Disposition Committee was established to review the Company's short-term and long-term plans regarding real estate acquisitions and dispositions, to review and approve certain proposed real estate acquisitions and dispositions and to make recommendations to the Board of Directors regarding other proposed real estate transactions. The Acquisition/Disposition Committee was created in 1997 and held four meetings in 1998.

  The Company pays its non-employee Directors (the "Independent Directors") an annual fee of $15,000. In addition, the Company pays the Independent Directors fees of $1,000 for attendance at each meeting of the Board of Directors, $500 for attendance at committee meetings, and $375 for participation by telephone at committee meetings. For the period between October 1, 1998 and May 20, 1999, the Company has elected to pay the Independent Directors their director fees in stock in lieu of cash. The number of shares paid to each Independent Director was determined by estimating the cash fees that would have been paid to such Director for such period and calculating the number of shares payable based on a stock price of $12.75 per share. Pursuant to this formula, each of Directors Heineman, Barnum, and Andrews were paid 1,196 shares in lieu of cash fees and Director Riedman was paid 1,098 shares in lieu of cash fees. Directors Meyer and Solomon have agreed to waive their rights to receive compensation as Directors of the Company. Each Independent Director is also reimbursed for expenses incurred in attending meetings (including committee meetings). Officers of the Company who are Directors are not paid any Director fees. Pursuant to the Restated Plan, upon initial election to the Board of Directors, each Independent Director of the Company receives an initial grant of options to purchase 5,000 shares of Common Stock having an exercise price equal to the fair market value on the date of grant, and thereafter on each January 1st during the term of the Restated Plan, each then serving Independent Director automatically receives a grant of options to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Alexander Haagen, Sr., as Chairman Emeritus and Alexander Haagen III, as Vice Chairman Emeritus, are each entitled to receive one-half of the compensation payable to the Independent Directors.

Required Vote for Approval and Recommendation of the Board of Directors

  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the election of Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ELECTION OF DIRECTORS. PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS UNLESS STOCKHOLDERS DESIGNATE OTHERWISE.

                                PROPOSAL NO. 2

             APPROVAL OF AN AMENDMENT TO THE ARTICLES OF AMENDMENT
                   AND RESTATEMENT OF THE COMPANY TO CHANGE
                            THE NAME OF THE COMPANY

  The Board of Directors of the Company has unanimously approved and directed that there be submitted to stockholders for their approval an amendment to
Article I of the Restated Articles of Incorporation to change the name of the Company to "Center Trust, Inc." To effect such a change, Article I of the Company's Restated Articles of Incorporation will be amended to read in its entirety as follows:

                                  "ARTICLE I
                                     NAME

  The name of the corporation is: Center Trust, Inc."

  The Name Change Amendment, if approved by stockholders, will become effective on the date the Name Change Amendment is filed with the Maryland Department of Assessments and Taxation. The Company anticipates that the filing to effect the Name Change Amendment will be made as soon after the Annual Meeting as practicable.

Required Vote for Approval and Recommendation of the Board of Directors

  Approval of the Name Change Amendment requires the affirmative vote of two-thirds of all of the issued and outstanding shares of the Common Stock entitled to vote thereon. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NAME CHANGE AMENDMENT. PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE NAME CHANGE AMENDMENT UNLESS STOCKHOLDERS DESIGNATE OTHERWISE.

                                PROPOSAL NO. 3

     APPROVAL OF AN AMENDMENT TO THE ARTICLES OF AMENDMENT AND RESTATEMENT
        OF THE COMPANY TO STATE THAT NOTHING WITHIN THE ARTICLES SHALL
             PRECLUDE THE SETTLEMENT OF TRANSACTIONS ENTERED INTO
             THROUGH THE FACILITIES OF THE NEW YORK STOCK EXCHANGE

  The Board of Directors of the Company has unanimously approved and directed that there be submitted to stockholders for their approval an amendment to
Article VII of the Restated Articles of Incorporation to state that nothing within the Restated Articles of Incorporation shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange. As a condition of its listing on the New York Stock Exchange, the Company is required to amend its Restated Articles of Incorporation to make it clear that the restrictions on ownership and transfer set forth within the Restated Articles of Incorporation will not cause trades made through the facilities of the New York Stock Exchange to fail to settle. To effect such a change, Section 2 and Section 6 of Article VII of the Company's Restated Articles of Incorporation will be amended to read in their entirety as follows:

    "Section 2. Restriction on Ownership and Transfer. Provided that nothing contained in these Articles shall preclude the settlement of transactions entered into through the facilities of the NYSE, the following restrictions on ownership and transfer of Common Stock shall apply:

    A. Except as provided in Section 7 of this Article VII, from and after the date of the Initial Public Offering, no Person shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Ownership Limit.

    B. Except as provided in Section 7 of this Article VII, from and after the date of the Initial Public Offering, to the extent any Transfer or other event (if effective) would result in any Person Beneficially Owning or Constructively Owning Common Stock in excess of the Ownership Limit, then (i) the Common Stock being Transferred (or in the case of an event other than a Transfer, the Common Stock Constructively Owned or Beneficially Owned) which would otherwise cause such Person to Beneficially Own or Constructively Own Common Stock in excess of the Ownership Limit shall be automatically converted into and exchanged for an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the business day prior to the date of such Transfer or other event) and such person shall acquire no rights in such shares of Common Stock; and (ii) shall, if necessary to prevent any Person from Beneficially Owning or Constructively Owning Common Stock in excess of the Ownership Limit (notwithstanding the conversion to and exchange for Excess Stock described in clause (i) of this Section 2.B.), be void ab initio as to the Transfer of such shares of Common Stock or other event whereby the intended transferee shall acquire no rights in such shares of Common Stock.

    C. Except as provided in Section 7 of this Article VII, from and after the date of the Initial Public Offering, any Transfer that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock which would be otherwise beneficially owned by the transferee and the intended transferee shall acquire no rights in such shares of Common Stock.

    D. From and after the date of the Initial Public Offering, to the extent any Transfer or other event (if effective) (i) would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (ii) would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of
  Section 856(c) of the Code), then (iii) the Common Stock being Transferred (or in the case of an event other than a Transfer, the Common Stock Constructively Owned or Beneficially Owned) which would otherwise cause a violation of clause (i) or (ii) of this Section 2.D. shall be automatically converted into and exchanged for an equal number of shares of Excess Stock (such conversion and exchange shall be effective as of the close of business on the business day prior to the date of such Transfer or other event) and the intended transferee shall acquire no rights in such shares of Common Stock; and (iv) shall, if necessary to prevent a violation of clause (i) or (ii) of this Section 2.D. (notwithstanding the conversion into and exchange for Excess Stock described in clause (iii) of this Section 2.D.), be void ab initio as to the Transfer of such shares of Common Stock or other event which would otherwise cause a violation of clause (i) or (ii) of this Section 2.D. whereby the intended transferee shall acquire no rights in such shares of Common Stock."

and

    "Section 6. Other Action by Board. Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT, provided, however, that nothing in these Articles shall preclude the settlement of transactions entered into through the facilities of the NYSE."

Required Vote for Approval and Recommendation of the Board of Directors

  Approval of this proposal requires the affirmative vote of two-thirds of all of the issued and outstanding shares of the Common Stock entitled to vote thereon. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NYSE AMENDMENT. PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE NYSE AMENDMENT UNLESS STOCKHOLDERS DESIGNATE OTHERWISE.

                                PROPOSAL NO. 4

           APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED 1993
                  STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

  The Board of Directors has ratified the Compensation Committee's approval of an amendment to the Restated Plan (the "Plan Amendment") (i) to increase the maximum number of shares available for grants under the Restated Plan from 2,000,000 shares to 4,000,000 shares, (ii) to provide for the continued granting of incentive stock options under the Restated Plan and (iii) to reflect the change of the Company's name to "Center Trust, Inc." subject to stockholder approval of the Name Change Amendment. The Plan Amendment, which is described below and attached as an exhibit hereto, is effective as of April 1, 1999, subject to stockholder approval. If the Plan Amendment is not approved by stockholders, the Restated Plan shall continue in effect as it existed immediately prior to the adoption of the Plan Amendment. The Board and the Compensation Committee recommend the approval by the stockholders of the Plan Amendment.

  The principal purposes of the Restated Plan are (a) to provide incentives for officers, key employees and directors of the Company and its subsidiaries through granting of options and restricted stock, thereby providing them with incentive to further the Company's development and financial success, and (b) to enable the Company and its subsidiaries to obtain and retain the services of directors and key employees considered essential to the long range success of the Company. The Board and the Compensation Committee believe that the Plan Amendment, which increases the number of shares available for grants under the Restated Plan and provides for the continued granting of incentive stock options under the Restated Plan, will help provide performance incentives to eligible participants to the benefit of the Company and its stockholders.

Summary of the Restated Plan and the Plan Amendment

  The following summary of the Restated Plan, which incorporates the changes made pursuant to the Plan Amendment, is qualified in its entirety by reference to the Restated Plan itself, which may be obtained by making a written request to the Company's Secretary, and the Plan Amendment, which appears as an exhibit to this Proxy Statement.

  General. The Restated Plan consists of three plans: (i) one for the benefit of the officers and key employees of the Company and its subsidiaries; (ii) one for the benefit of Independent Directors; and (iii) one for the benefit of the officers and key employees of CT Operating Partnership, L.P. (the "Operating Partnership") and its subsidiaries, the officers and key employees of Haagen Property Management, Inc. ("HPMI") and its subsidiaries and the HPMI directors. However, as of the termination of the Property Management Agreement between the Operating Partnership and HPMI on December 31, 1997, employees of HPMI and its subsidiaries and the HPMI directors are no longer eligible to receive awards under the Restated Plan.

  The approximate number of individuals in each class eligible to participate in the Restated Plan is as follows: (a) 9 officers and other employees of the Company and its subsidiaries (except the Operating Partnership); (b) 139 officers and other employees of the Operating Partnership and its subsidiaries; and (c) 6 Independent Directors.

  The Plan Amendment, if approved by the stockholders, would (i) increase the number of shares authorized upon exercise of options or as restricted stock awards from 2,000,000 to 4,000,000; (ii) constitute a new plan for purposes of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), thus permitting the continued granting of incentive stock options under the Restated Plan; and (iii) provided that the Name Change Amendment is approved by the stockholders, reflect the change of the Company's name from "CenterTrust Retail Properties, Inc." to "Center Trust, Inc."

                               NEW PLAN BENEFITS

     AMENDED AND RESTATED 1993 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

                                                                   Number Value
                                                                      ($)(a)
          Name and Position                                 Dollar of Units (#)
          -----------------                                 ------ ------------
     Edward D. Fox(b)......................................   --         --
      Chief Executive Officer
      and President
     Stuart J.S. Gulland(b)................................   --         --
      Senior Vice President and Chief
      Financial Officer
     Steven M. Jaffe(b)....................................   --         --
      Senior Vice President, General
      Counsel and Secretary
     William P. Hewitt(b)..................................   --         --
      Senior Vice President,
      Leasing
     Mark D. Granados(b)...................................   --         --
      Vice President,
      Director of Acquisitions

     Fred W. Bruning(c)....................................   --         --
      Former Senior Vice President
      and Chief Investment Officer
     Executive Group(b)....................................   --         --
     Non-Executive Director Group(b) ......................   --      94,000(d)
     Non-Executive Officer Employee Group(b) ..............   --         --

--------
(a) The dollar value of the benefits is not determinable and depends on the fair market value of the Company's Common Stock on the date of exercise of the option or vesting of the restricted stock as compared to the fair market value of the Company's Common Stock on the date of grant.

(b) Except with respect to the non-executive director group, the benefits or amounts to be received under the Restated Plan by such individual or group are not determinable. The benefits or amounts to be received by the non-executive director group are determinable only to the extent the Restated Plan provides for automatic grants to such individuals; such individuals may also receive discretionary grants of restricted stock, the benefits or amounts of which are not determinable.

(c) Effective May 20, 1998, Mr. Bruning resigned from his positions with the Company.

(d) As of December 31, 1998, the aggregate number of shares and options to purchase shares granted as automatic grants to Independent Directors was 104,000. Options for 15,000 shares (3,000 per Independent Director) having an exercise price of $18 per share were granted on February 9, 1994, at which time the fair market value of the Common Stock was less than $18 per share. Options for 1,000 shares (200 per Independent Director) having an exercise price of $15.875 per share were granted on January 1, 1995, at which time the fair market value of the Common Stock was $15.875 per share. Options for 50,000 shares (10,000 per Independent Director) having an exercise price of $11.625 per share were granted on August 14, 1995, at which time the fair market value of the Common Stock was $11.625 per share. Options for 5,000 shares (1,000 per Independent Director) having an exercise price of $12.25 per share were granted on January 1, 1996, at which time the fair market value of the Common Stock, for purposes of the Restated Plan, was $12.25 per share. Options for 6,000 shares (1,000 per Independent Director) having an exercise price of $14.75 per share were granted on January 1, 1997, at which time the fair market value of the Common Stock, for purposes of the Restated Plan, was $14.75 per share. Options for 3,000 shares (1,000 per Independent Director) having an exercise price of $17.35 per share were granted on January 1, 1998, at which time the fair market value of the Common Stock, for purposes of the Restated Plan, was $17.35 per share. Options for 5,000 shares having an exercise price of $15.00 per share were granted to Mr. Barnum on June 25, 1998, at which time the fair market value of the Common Stock, for purposes of the Restated Plan, was $15.00 per share. In addition, 6,000 shares (1,000 per Independent Director) of restricted stock having a purchase price of $.01 per share were granted on February 27, 1997 at which time the fair market value of the Common Stock, for purposes of the Restated Plan, was $15.50. James Hankla received an option for 3,000 shares of Common Stock having an exercise price of $13.50 per share on May 15, 1997, at which time the fair market value of the Common Stock, for purposes of the Restated Plan, was $13.50.

  As of December 31, 1998, the aggregate number of options and shares of restricted stock received by each of the following individuals and groups of individuals under the Restated Plan since its adoption are as follows:

    (1) Edward D. Fox, Chief Executive Officer and President, had received
  (i) non-qualified options for 276,300 shares, (ii) 105,034 shares of restricted stock (of which, 45,034 were received in lieu of cash compensation), and (iii) incentive stock options for 23,700 shares;

    (2) Stuart J.S. Gulland, Senior Vice President and Chief Financial Officer, had received (i) non-qualified options for 185,492 shares, (ii) 5,000 shares of restricted stock, and (iii) incentive stock options for 57,008 shares;

    (3) Steven M. Jaffe, Senior Vice President, General Counsel and Secretary, had received (i) non-qualified options for 155,897 shares, (ii) 5,000 shares of restricted stock, and (iii) incentive stock options for 33,533 shares;

    (4) William P. Hewitt, Senior Vice President, Leasing, had received (i) non-qualified options for 75,388 shares, (ii) 6,154 shares of restricted stock, and (iii) incentive stock options for 24,612 shares;

    (5) Mark D. Granados, Senior Vice President, Director of Acquisitions, had received (i) non-qualified options for 75,388 shares and (ii) incentive stock options for 24,612 shares;

    (6) all current executive officers as a group had received aggregate options for 1,175,138 shares and restricted stock awards for 133,640 shares;

    (7) all current directors who are not officers as a group had received aggregate options for 53,600 shares and restricted stock awards for 3,000 shares; and

    (8) all employees, other than executive officers, had received aggregate options for 46,310 shares and restricted stock awards for 3,819 shares.

  On May 5, 1995, options for 20,000 shares were granted to non-officer employees (such options are included in the options set forth in item (8) above). On August 14, 1995, options for 192,500 shares were granted to seven officers of the Company (a portion of such options are included in the options set forth in items (1) through (6) above) and options previously granted to non-officer employees on December 30, 1994 were repriced. No options were granted in 1996. On May 15, 1997, options for 40,000 shares were granted to specified non-officer employees (such options are included in the options set forth on item (8) above). On May 30, 1997, options for 470,000 shares were granted to six officers of the Company (a portion of such options are included in the options set forth in items (1) through (6) above). On March 30, 1998, options for 300,00 shares were granted to Mr. Fox. On August 20, 1998, options for 615,000 shares were issued to eight officers (such options are included in the options set forth in items (1) through (6) above). On December 31, 1998, the closing price of a share of the Company's Common Stock on the American Stock Exchange was $12.25.

  Administration of the Restated Plan. The Restated Plan is administered by the Compensation Committee, or another committee of the Board appointed to administer the Restated Plan (such committee is hereinafter referred to as the "Committee"). The Committee interprets the Restated Plan and the options and restricted stock thereunder, adopts such rules for the administration, interpretation and application of the Restated Plan as are consistent therewith and interprets, amends or revokes any such rules. The Board conducts the general administration of the Restated Plan with respect to awards granted to Independent Directors. In addition, the Board, in its absolute discretion, may at any time exercise any and all rights or duties of the Committee under the Restated Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole and absolute discretion of the Committee.

  The Committee selects from among the eligible employees the individuals to whom options and restricted stock are to be granted and determines the number, terms and conditions of shares to be subject thereto, consistent with the Restated Plan. The Board selects which Independent Directors will receive restricted stock and determines the number, terms and conditions of shares to be subject thereto, consistent with the Restated Plan.

  Awards to Employees. Subject to certain award and ownership limits, officers and other employees of the Company, the Operating Partnership or any of their respective subsidiaries who are determined by the Committee to be key employees are eligible to receive options and restricted stock grants under the Restated Plan. Options granted to employees of the Company or its subsidiaries (other than the Operating Partnership) may be either nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"). The Plan Amendment, if approved by the Company's stockholders would constitute a new plan for purposes of Section 422 of the Code, thus permitting the continued granting of ISO's under the Restated Plan. Prior to the termination of the Property Management Agreement between the Operating Partnership and HPMI, HPMI directors and employees of HPMI were also eligible to receive awards under the Restated Plan.

  NQSOs will provide for the right to purchase Common Stock at a specified price which, unless intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value unless otherwise permitted by applicable state law). NQSOs may be granted for any term specified by the Committee.

  ISOs will be designed to comply with the applicable provisions of the Code but may be subsequently modified to disqualify them from treatment as an ISO. The exercise price of an ISO shall equal at least 100% of fair market value of Common Stock on the grant date; provided, however, in the case of an ISO granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of the Company's stock (or the stock of any subsidiary or any parent corporation of the Company), the price per share must be at least 110% of the fair market value of such share on the date the option is granted. The term of ISOs shall not be more than ten years from the date granted, or five years from such date if the ISO is granted to an individual then owning more than 10% of the total combined voting power described in the preceding sentence.

  Options usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. Unless the Committee otherwise provides, no option held by an employee subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), may be exercised during the first six months and one day after such option is granted. The Committee may accelerate the time at which options granted to employees become exercisable.

  Restricted stock may be sold to eligible employees at various prices (but not below par value unless otherwise permitted by applicable state law) and may be made subject to such restrictions as may be determined by the Committee. Unless the Committee otherwise provides, no share of restricted stock granted to a person subject to Section 16 shall be sold, assigned or otherwise transferred until at least six months and one day have elapsed from the date on which the restricted stock was issued. Restricted stock, typically, may be repurchased by the Company immediately upon a restricted stockholder's termination of employment at the original purchase price if the conditions or restrictions are not then met. In addition, unless provided otherwise by the Committee, if no consideration was paid by the restricted stockholder upon issuance, a restricted stockholder's rights in unvested restricted stock shall lapse upon termination of employment. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Unless otherwise provided by the Committee, purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse, subject to the restrictions in his or her restricted stock agreement, except that in the discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions applicable to the restricted stock.

  Awards to Independent Directors. All options granted to Independent Directors are NQSOs. Subject to certain award and ownership limits, each Independent Director of the Company automatically receives an option to purchase 5,000 shares of Common Stock on the date of his or her election to the Board; and on January 1 of each year during the term of the Restated Plan, automatically receives an option to purchase 2,500 shares of Common Stock. The maximum number of shares which may be subject to options granted to any individual in any one-year period cannot exceed 500,000.

  The exercise price of options granted to Independent Directors equals 100% of the fair market value of a share of Common Stock on the date the option is granted, except for options granted shortly after the initial public offering of the Common Stock of the Company.

  The term of options granted to Independent Directors is ten years from the date the option is granted, and options granted to Independent Directors become exercisable in cumulative annual installments of 25% on each of the first, second, third and fourth anniversaries of the date of option grant, without variation or acceleration except as described below with respect to certain corporate transactions.

  Restricted stock may be sold to Independent Directors at various prices (but not below par value unless otherwise permitted by applicable state law) and may be made subject to such restrictions as may be determined by the Board. Unless the Board otherwise provides, no share of restricted stock granted to an Independent Director shall be sold, assigned or otherwise transferred until at least six months and one day have elapsed from the date on which the restricted stock was issued. Restricted stock, typically, may be repurchased by the Company immediately upon a restricted stockholder's termination of employment at the original purchase price if the conditions or restrictions are not then met. In addition, unless provided otherwise by the Board, if no consideration were paid by the Independent Director upon issuance, a restricted stockholder's rights in unvested restricted stock shall lapse upon termination of employment. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Unless otherwise provided by the Board, purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse, subject to the restrictions in his or her restricted stock agreement, except that in the discretion of the Board, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions applicable to the restricted stock.

  Consideration. Except as the Committee (or the Board, in the case of awards to Independent Directors) may otherwise provide, in consideration of the granting of a stock option or restricted stock, the employee or Independent Director must agree in the written award agreement to remain in the employ of, or to continue as a director for, the Company, or the Operating Partnership, or a subsidiary thereof, for at least one year (or such shorter period as may be fixed in the agreement or by actions of the Committee or the Board following the grant) after the award is granted (or until the next annual meeting of the stockholders of the Company, in the case of an Independent Director).

  Exercise of Options. Options may be exercised by compliance with certain prescribed procedures. The option price must be paid in cash unless the Committee (or the Board, in the case of options granted to Independent Directors) in its discretion allows payment through delivery of shares of Common Stock with a fair market value on the date of delivery equal to the aggregate option price or (subject to certain timing requirements if the option was granted prior to November 19, 1996) through the surrender of shares issuable upon exercise of the option. In addition, in the case of options granted to employees, the Committee may allow a delay in payment for up to thirty days or through the delivery of other property or by a combination of these methods. The Committee may make loans to employees in connection with the exercise or receipt of options or the issuance of restricted stock.

  No option granted to any Independent Director may be exercised to any extent by anyone after the first to occur of the following events: (i) ten years from the date of option grant, or (ii) three months from the date of termination of directorship (for any reason other than death or disability), or (iii) one year from the date of such Independent Director's death or disability. The Committee shall provide, in the terms of each individual option granted to an employee, when such option expires and becomes unexercisable and, except as limited by the Code and the regulations and rulings thereunder with respect to ISOs, the Committee may expand the term of any option granted to an employee.

  Acceleration and Termination Upon Corporate Events and Transactions. Subject to certain limitations, in the event of certain corporate transactions set forth in the Restated Plan or any unusual or nonrecurring transactions or events affecting the Company, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board, in the case of awards granted to Independent Directors) may take certain actions set forth in the Restated Plan whenever it determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Restated Plan or with respect to any option, or restricted stock, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

  Amendment And Termination. Generally, the Restated Plan can be amended, modified, suspended or terminated by the Board or the Committee. However, without approval of the Company's stockholders given within twelve months before or after the action by the Committee or the Board, no action of the Committee or the Board may increase the limits imposed on the maximum number of shares which may be issued under the Restated Plan or, subject to certain exceptions, modify any award limits, and no action of the Committee or the Board may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No termination date is specified for the Restated Plan.

Federal Income Tax Consequences

  The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Restated Plan, and is intended for general information only. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality. Depending on the interaction of Section 83(a) of the Code with the provisions of Rule 16b-3 which apply to the Restated Plan at the time of the grant of options and restricted stock, the tax consequences to persons subject to Section 16 may be different from the general consequences described below.

  Section 162(m). Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total annual compensation for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the
Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "qualified performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee under a plan that has been approved by the Company's stockholders, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Restricted stock granted under the Restated Plan will not qualify as "qualified performance-based compensation" for purposes of Section 162(m) unless such restricted stock vests upon preestablished objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the

Company. Thus, the Company expects that restricted stock granted under the Restated Plan will not constitute "qualified performance-based compensation" for purposes of Section 162(m).

  It is the practice of the Committee to attempt to have all compensation treated as tax-deductible compensation wherever, in the judgment of the Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. Accordingly, the Board of Directors is asking stockholders to approve the Plan Amendment in compliance with requirements of Section 162(m). In general, the Company intends to comply with other requirements of the performance-based compensation exclusion under Section 162(m) with respect to option grants, including option pricing requirements and requirements governing the administration of the Restated Plan, so that, upon stockholder approval of the Plan Amendment, the deductibility of compensation paid to top executives pursuant to options issued thereunder is not expected to be disallowed.

  Nonqualified Stock Options. For federal income tax purposes, the recipient of NQSOs granted under the Restated Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. Subject to the deductibility limits of Section 162(m), upon exercise of a NQSO by an employee of the Company or a Company subsidiary or by an Independent Director, the Company will be entitled to a deduction in an amount equal to such difference. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

  The tax consequence resulting from the exercise of a NQSO through delivery of already-owned Company shares are not completely certain. In published rulings, the Internal Revenue Service has taken the position that, to the extent an equivalent value of shares is acquired, the optionee will recognize no gain and the employee's basis in the stock acquired upon such exercise is equal to the employee's basis in the surrendered shares, that any additional shares acquired upon such exercise are compensation to the employee taxable under the rules described above and that the employee's basis in any such additional shares is their then-fair market value.

  Incentive Stock Options. There is no taxable income to an optionee when an ISO is granted to him or when that option is exercised; provided, however, that upon exercise the optionee's alternative minimum taxable income will generally include an amount equal to the difference between the option exercise price and the fair market value at the time of exercise. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and, subject to the deductibility limits of Section 162(m), the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee's termination of employment, other than by reason of death or disability, will be taxed as a NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. Subject to the deductibility limits of
Section 162(m), the Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

  The tax consequences resulting from the exercise of an ISO through delivery of already-owned shares of Common stock are not completely certain. In published rulings and proposed regulations, the Internal Revenue Service has taken the position that generally the employee will recognize no income upon such stock-for-stock exercise, that, to the extent an equivalent number of shares is acquired, the employee's basis in the shares acquired upon such exercise is equal to the employee's basis in the surrendered shares increased by any compensation income recognized by the employee, that the employee's basis in any additional shares acquired upon such exercise is zero and that any sale or other disposition of the acquired shares within the one- or two-year period described above will be viewed first as a disposition of the shares with the lowest basis.

  Restricted Stock. An employee or Independent Director to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the grantee will realize ordinary income and, subject to the deductibility limits of Section 162(m), the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. Grantees of restricted stock may not make an election under Section 83(b) of the Code.

Required Vote for Approval and Recommendation of the Board of Directors

  The affirmative vote of a majority of the total shares, present in person or represented by proxy at the Annual Meeting, is required to approve the Plan Amendment.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4. PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE RESTATED PLAN, AS AMENDED BY THE FIRST AMENDMENT UNLESS STOCKHOLDERS DESIGNATE OTHERWISE.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of December 31, 1998 regarding beneficial ownership of the Common Stock of the Company by (1) each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock, (2) each director and nominee for director of the Company, (3) the Chief Executive Officer and the other named executive officers of the Company and (4) the Company's executive officers and directors as a group.

                                           Shares Beneficially
                                                  Owned
                                         -------------------------------------
                                          Amount and
                                          Nature of
                                          Beneficial                Percent of
Name of Beneficial Owner                 Ownership(a)                Class(b)
------------------------                 ------------               ----------
Prometheus Western Retail, LLC..........  15,666,666(c)                56.8%
 30 Rockefeller Plaza
 New York, NY 10020
Merrill Lynch & Co., Inc. ..............   1,666,668(d)                 6.6%
 World Financial Center, North Tower
 250 Vesey Street, New York, NY 10281
Heitman PRA Securities Advisors.........   1,297,500(e)                 5.0%
 180 N. La Salle St., Ste, 3600
 Chicago, IL 60601
Haagen Limited Partnership..............   3,962,482(f)                13.8%
Edward D. Fox...........................     105,034(g)                 *
Mark D. Granados........................         --                     *
Stuart J.S. Gulland.....................      66,875(h)                 *
William P. Hewitt.......................       6,154(i)                 *
Steven M. Jaffe.........................      13,646(j)                 *
R. Bruce Andrews........................      19,400(k)                 *
Warner Heineman.........................      21,400(k)                 *
Fred L. Riedman.........................      14,400(k)                 *
Robert T. Barnum........................      13,000                    *
Anthony E. Meyer........................         --                     *
Arthur P. Solomon.......................         --                     *
Fred W. Bruning.........................     332,750(l)                1.3%
All Directors and Executive Officers as
 a group (11 persons)...................     290,644(g)(h)(i)(j)(m)    1.1%

--------
 * Less than 1%
(a) For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of shares of Common Stock listed in this table have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(b) Based on 25,346,727 shares of Common Stock outstanding as of December 31, 1998.

(c) Assuming consummation of the purchase of all shares of Common Stock to be purchased pursuant to a stock purchase agreement between the stockholder and the Company and assuming no other changes, the percent of class would equal 56.8%. The Schedule 13G filed by the stockholder indicates sole voting power and sole dispositive power with respect to all shares.

(d) The Schedule 13G filed by the stockholder indicates shared investment and dispositive power with respect to all shares. Includes shares that the holder has the right to acquire through the exchange of 7 1/4% exchangeable subordinated debentures due in 2003.

(e) Although the stockholder has not filed a Schedule 13G, the Company believes that the stockholder owns the number of shares indicated.

(f) In connection with the retirement of Alexander Haagen, Sr., Charlotte Haagen and Alexander Haagen III (the "Haagen Family") from the Company, the Company has agreed to purchase from Haagen Limited Partnership, on May 25, 1999, 817,534 shares of Common Stock and 2,839,284 OP Units at a price per share equal to the greater of $17 or the then current market price. Certain of the shares of Common Stock to be repurchased represent options that must be exercised by the Haagen Family.

(g) Includes 60,000 shares of restricted stock received per the terms of Mr. Fox's employment contract and 45,034 shares of restricted stock received in lieu of cash compensation.

(h) Includes options to purchase 61,875 shares which are exercisable within 60 days as of December 31, 1998.

(i) Represents shares of restricted stock received per the terms of Mr. Hewitt's employment contract.

(j) Includes options to purchase 8,646 shares of Common Stock which are exercisable within 60 days as of December 31, 1998.

(k) Includes options to purchase 11,400 shares of Common Stock which are exercisable within 60 days as of December 31, 1998.

(l) Includes options to purchase 68,750 shares of Common Stock and 262,333 OP Units which are exchangeable for shares of Common Stock.

(m) Includes options to purchase 104,721 shares of Common Stock which are exercisable within 60 days as of December 31, 1998.

                              EXECUTIVE OFFICERS

  The following table sets forth the names, ages and positions of each of the Company's executive officers.

      Name                  Age                          Position
      ----                  ---                          --------
   Edward D. Fox...........  51 President, Chief Executive Officer and Director

   Stuart J.S. Gulland.....  37 Senior Vice President, Chief Financial Officer and Director

   William P. Hewitt.......  49 Senior Vice President, Leasing

   Steven M. Jaffe.........  37 Senior Vice President, General Counsel and Secretary

   Joseph F. Paggi, Jr. ...  61 Senior Vice President, Assets

   Mark D. Granados........  40 Vice President, Director of Acquisitions

   Patricia A. DeAngelis...  62 Vice President, Operations and Management

   David Newsome...........  44 Vice President, Development

   Edward A. Stokx.........  33 Vice President and Controller

  In addition to Messrs. Fox and Gulland, whose biographies appear above, the following persons are executive officers of the Company:

  William P. Hewitt, Senior Vice President, Leasing, joined the Company in April 1998. Previously, Mr. Hewitt served as a Senior Vice President of Forest City Development, where he was responsible for its West Coast commercial real estate portfolio, totaling in excess of five million square feet. Mr. Hewitt was with Forest City Development since 1988. From 1984 to 1987, he served as Vice President/Director of Leasing for MacDonald Group. Mr. Hewitt is a graduate of California State University at Northridge.

  Steven M. Jaffe, Senior Vice President, General Counsel, and Secretary of the Company, has been with the Company since September 1993. Mr. Jaffe had previously served as counsel for The Alexander Haagen Company, a predecessor to the Company, since 1990. Prior to his employment with The Alexander Haagen Company, Mr. Jaffe was an associate with the Los Angeles law firm of Pircher, Nichols and Meeks. Mr. Jaffe is a member of the California Bar Association and is a graduate of the University of California at Berkeley and Hastings College of the Law.

  Joseph F. Paggi, Jr., Senior Vice President, Assets, joined the Company in April, 1998. From 1993 to 1998 he was Senior Vice President for Blatteis Realty Co., a 75 year old firm specializing in retail properties nationally. From 1989 to 1998 Mr. Paggi served as a consultant for Waterfront Renaissance Associates, owner/developer of Philly Walk, and as a retail development consultant to Playa Capital Company, LLC, the successor to Maguire Thomas Partners for the development of Playa Vista, a 1,300 acre mixed-use project near Marina Del Rey, California. Mr. Paggi was a national retail consultant for Maguire Thomas Partners from 1988 to 1993. He is a graduate of UCLA and Loyola University School of Law.

  Mark Granados, Vice President, Director of Acquisitions, joined the Company in January 1998. Prior to joining the Company, Mr. Granados was the Vice President--Acquisitions for Summit Commercial where he was responsible for assembling the 20 Center, 2.7 million square foot Golden State retail portfolio. Previously he served as Director of Acquisitions for Weingarten Realty Investors from 1992 through 1996. Mr. Granados is a graduate of the University of Texas.

  Patricia A. DeAngelis, Vice President, Operations and Management, has been with the Company since 1993. Ms. DeAngelis had previously served in the positions of Property Manager, Mall Manager and Director of Property Management for The Alexander Haagen Company, a predecessor to the Company, since 1974.

  David Newsome, Vice President, Development, joined the Company in July, 1998. Mr. Newsome's twenty year shopping center and retail development background includes key development positions with the Irvine

Company, Ahmanson Commercial Development Company and with a retail consulting firm in Sydney, Australia. Mr. Newsome has directed entitlement, planning, leasing, construction and property management activities on both new retail projects and shopping center expansions and renovations. Mr. Newsome is a graduate of the University of Redlands and is a licensed California real estate broker.

  Edward A. Stokx, Vice President and Controller, joined the Company in October, 1997. Prior to joining the Company, Mr. Stokx was a Senior Manager with Deloitte & Touche LLP and in his capacity with Deloitte & Touche LLP was associated with the Company from 1993 to October, 1997. Mr. Stokx is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Public Accountants. Mr. Stokx is a graduate of Loyola Marymount University.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning the compensation awarded to, earned by or paid during the fiscal years ended December 31, 1996, 1997 and 1998 to the Company's Chief Executive Officer and four other executive officers of the Company (the "Named Executive Officers").

                                                         Long Term
                           Annual Compensation         Compensation
                           ----------------------- ---------------------------
                                                   Restricted       Securities
                                                     Stock          Underlying  All Other
 Name and Principal              Salary     Bonus    Awards          Options   Compensation
 Position                  Year ($)(a)       ($)     ($)(b)           (#)(c)       ($)
 ------------------        ---- -------    ------- ----------       ---------- ------------
Edward D. Fox............. 1998       0(d)       0 1,012,500(e)      300,000     683,954(d)
 President and Chief
  Executive                1997  74,000          0         0               0           0
 Officer                   1996       0          0         0               0           0

Stuart J.S. Gulland....... 1998 220,488     75,000         0         100,000           0
 Senior Vice President and 1997 177,531          0    77,500(f)       60,000           0
 Chief Financial Officer   1996 138,000     50,000         0               0           0

Steven M. Jaffe........... 1998 220,298     75,000         0         100,000           0
 Senior Vice President,    1997 188,462          0    77,500(f)       87,500           0
 General Counsel and       1996 171,657          0         0               0           0
 Corporate Secretary

Mark D. Granados.......... 1998 251,919          0         0         100,000           0
 Vice President, Director
  of                       1997       0          0         0               0           0
 Acquisitions              1996       0          0         0               0           0

William P. Hewitt......... 1998 172,305          0   100,000(g)      100,000           0
 Senior Vice President,    1997       0          0         0               0           0
 Leasing                   1996       0          0         0               0           0

Fred W. Bruning........... 1998 178,888    100,000         0               0     236,000(h)
 Former Senior Vice
  President and            1997 311,904     76,501    77,500(f)(i)   100,000           0
 Chief Investment Officer  1996 339,700    108,900         0               0           0

--------
(a) Includes accrued vacation paid out.

(b) Represents restricted stock granted under the Restated Plan. All the restricted stock vests in equal one-third amounts over a three year period except for Mr. Fox's restricted shares which vest over a one year period. The value of the restricted stock is calculated by multiplying the closing market price of the Company's Common Stock on the date of the grant by the number of shares awarded.

(c) Represents options to purchase Common Stock granted under the Restated Plan. The 1997 options vest over a three-year period, are also tied to stock price performance, and have exercise prices ranging from $15.00 to $15.50. The 1998 options vest over a three year period and have exercise prices ranging from $15.00 to $16.85. See "--Aggregated Option Exercises and Fiscal Year-End Option Value Table."

(d) In lieu of cash compensation, Mr. Fox elected to receive his compensation in 1998 in the form of restricted stock. The value of the restricted stock is calculated by multiplying the closing market price of the Company's Common Stock on the date of the grant by the number of shares awarded.

(e) Represents the value of 60,000 shares of restricted stock granted under the Restated Plan on March 30, 1998. As of December 31, 1998, none of the shares of restricted stock had vested.

(f) Represents the value of 5,000 shares of restricted stock granted under the Restated Plan on February 27, 1997. As of December 31, 1998, 1,667 of such shares had vested.

(g) Represents the value of 6,154 shares of restricted stock granted under the Restated Plan on April 27, 1998. As of December 31, 1998, none of the shares had vested.

(h) Represents amounts paid or to be paid to Mr. Bruning subsequent to his resignation from the Company on May 20, 1998 for consulting services.

(i) 3,333 of such shares were canceled upon Mr. Bruning's resignation from the Company on May 20, 1998.

Option Grants

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     Individual Grants
                        --------------------------------------------
                                                                         Potential
                                                                     Realizable Value
                                                                     at Assumed Annual
                                                                      Rates of Stock   Alternative
                                                                           Price         to and
                                     Percent of                      Appreciation for  Grant Date
                         Number of     Total                            Option Term       Value
                        Securities  Options/SARs Exercise            ----------------- -----------
                        underlying   Granted to  of Base                               Grant Date
                        option/SARs Employees in  Price   Expiration                     Present
         Name           Granted (#) Fiscal Year   ($/Sh)     Date    5% ($)   10% ($)   Value ($)
         ----           ----------- ------------ -------- ---------- ------- --------- -----------
Edward D. Fox..........   300,000      32.15%     16.875   3/27/08   923,708 4,469,348 (1,387,500)
 President and Chief
 Executive Officer

Stuart J.S. Gulland....   100,000      10.72%      15.00   8/20/08   495,403 1,677,283   (275,000)
 Senior Vice President
 and Chief Financial
  Officer

Steven M. Jaffe........   100,000      10.72%      15.00   8/20/08   495,403 1,677,283   (275,000)
 Senior Vice President,
 General Counsel and
 Corporate Secretary

Mark D. Granados.......   100,000      10.72%      15.00   8/20/08   495,403 1,677,283   (275,000)
 Vice President,
  Director of
 Acquisitions

William P. Hewitt......   100,000      10.72%      15.00   8/20/08   495,403 1,677,283   (275,000)
 Senior Vice President,
 Leasing

Fred W. Bruning(a).....         0          0         --        --        --        --         --
 Former Senior Vice
 President and Chief
  Investment Officer

--------
(a) Effective May 20, 1998, Mr. Bruning resigned from his positions with the Company.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

  The following table provides information related to the exercise of stock options during the year ended December 31, 1998 by each of the Named Executive Officers and the 1998 fiscal year-end value of unexercised options.

                                                                            Value of
                                                          Number of        Unexercised
                                                         Unexercised      In-the-Money
                                                      Options at FY-End Options at FY-End
                         Shares Acquired    Value       Exercisable/      Exercisable/
  Name                   on Exercise (#) Realized ($) Unexercisable (#) Unexercisable ($)
  ----                   --------------- ------------ ----------------- -----------------
Edward D. Fox...........         0             0            0/300,000    $     0/$    0
Stuart J.S. Gulland.....         0             0       61,875/180,625    $12,891/$4,297
Steven M. Jaffe.........         0             0        8,646/180,784    $ 1,047/$   80
Mark D. Granados........         0             0            0/100,000    $     0/$    0
William P. Hewitt.......         0             0            0/100,000    $     0/$    0
Fred W. Bruning(a)......         0             0       68,750/113,750    $ 8,594/$8,594

--------
(a) Effective May 20, 1998, Mr. Bruning resigned from his positions with the Company.

Employment and Change-in-Control Agreements

  On November 24, 1997, Alexander Haagen, Sr., Alexander Haagen III, and Charlotte Haagen resigned from their positions with the Company, and the Company entered into a Separation Agreement and Release (the "Separation Agreement") with Alexander Haagen, Sr., Alexander Haagen III, Charlotte Haagen, and certain related persons (together, the "Haagen Family"). Pursuant to the Separation Agreement, the Company agreed to pay to the Haagen Family approximately $2.7 million in cash, to accelerate vesting of all granted stock options and restricted stock awards, to grant and vest all previously committed restricted stock awards, and to purchase from the Haagen Family or cause to be purchased on May 25, 1999, substantially all of the Common Stock and OP Units owned by the Haagen Family at market price, but no lower than $17.00 per share. In addition, for certain defined periods the Company agreed to continue to provide the Haagen Family certain medical benefits and administration assistance.

  On November 24, 1997, Edward D. Fox was appointed as interim President and Chief Executive Officer. On March 11, 1998, Mr. Fox accepted the position on a permanent basis and entered into an employment agreement with the Company providing for his employment as President and Chief Executive Officer until March 2001. During the term of such contract, compensation will be paid to Mr. Fox at the annual rate of $375,000 or should the Board of Directors increase such salary, at the then present salary. Mr. Fox's employment contract also provides for a bonus of $282,000 if he is employed by the Company on December 31, 1998 and an additional $93,000 if he is employed by the Company on March 9, 1999. Bonuses in future years are to be as determined by the Board of Directors. On March 30, 1998, the Company granted Mr. Fox 60,000 shares of restricted stock and options to purchase 300,000 shares of Common Stock at an exercise price of $16.875 per share subject to vesting requirements under the Restated Plan. Mr. Fox elected to receive his 1998 compensation in the form of restricted stock. Pursuant to such election, he was granted 45,034 shares of restricted stock in 1998.

  Effective May 20, 1998, Fred W. Bruning resigned from his positions with the Company, and the Company has entered into a Separation Agreement and Release (the "Bruning Separation Agreement") with Mr. Bruning. Pursuant to the Bruning Separation Agreement, the Company agreed (i) to pay to Mr. Bruning approximately $236,000 over a nine month period during which Mr. Bruning has agreed to provide the Company with consulting services, (ii) to accelerate vesting of granted stock options that would have vested within three months of Mr. Bruning's resignation, (iii) to extend the expiration of vested options from 90 days following termination to one year, and (iv) to forbear on collecting amounts owed the Company under a loan agreement, secured by his ownership interests in the Company, with Mr. Bruning for a maximum of six months after it becomes due and payable pursuant to its terms. In addition, the Company agreed to continue to provide Mr. Bruning certain medical benefits for one year following his termination.

  The Company has entered into an employment agreement with Mark Granados, dated as of January 2, 1998, providing for his employment as Vice President, Director of Acquisitions until December 31, 2000. During the term of such contract, compensation will be paid to Mr. Granados at the annual rate of $250,000 or should the Board of Directors increase such salary, at the then present salary. Mr. Granados' employment contract also provides for bonuses as determined by the Board of Directors. Pursuant to Mr. Granados' employment contract, the Company has agreed to make a home equity loan to Mr. Granados in the amount of $250,000, which shall have a term equal to Mr. Granados' term of employment with the Company and shall not bear any interest as long as Mr. Granados is employed by the Company. Pursuant to Mr. Granados' employment agreement, the Company granted Mr. Granados options to purchase 100,000 shares of Common Stock subject to vesting requirements under the Restated Plan.

  The Company has entered into an employment agreement with William P. Hewitt, dated as of April 27, 1998, providing for his employment as Senior Vice President, Leasing until April 27, 2001. During the term of such contract, compensation will be paid to Mr. Hewitt at the annual rate of $250,000 or should the Board of Directors increase such salary, at the then present salary. Mr. Hewitt's employment contract also provides for bonuses as determined by the Board of Directors. Pursuant to Mr. Hewitt's employment agreement, the Company granted Mr. Hewitt 6,154 shares of restricted stock and options to purchase 100,000 shares of Common Stock subject to vesting requirements under the Restated Plan.

  The Company has entered into an employment agreement with Stuart J.S. Gulland, dated as of March 1, 1998, providing for his employment as Senior Vice President and Chief Financial Officer until September 30, 1999. During the term of such contract, compensation will be paid to Mr. Gulland at the annual rate of $230,000 or should the Board of Directors increase such salary, at the then present salary. Mr. Gulland's employment contract also provides for bonuses as determined by the Board of Directors. Pursuant to Mr. Gulland's employment agreement, the Company granted Mr. Gulland options to purchase 100,000 shares of Common Stock subject to vesting requirements under the Restated Plan.

  The Company has entered into an employment agreement with Steven M. Jaffe, dated as of March 1, 1998, providing for his employment as Senior Vice President, General Counsel and Corporate Secretary until September 30, 1999. During the term of such contract, compensation will be paid to Mr. Jaffe at the annual rate of $220,000 or should the Board of Directors increase such salary, at the then present salary. Mr. Jaffe's employment contract also provides for bonuses as determined by the Board of Directors. Pursuant to Mr. Jaffe's employment agreement, the Company granted Mr. Jaffe options to purchase 100,000 shares of Common Stock subject to vesting requirements under the Restated Plan.

  The Bylaws of the Company provide for indemnification of the officers, directors, employees and agents of the Company pursuant to the Maryland General Corporation Law. The Maryland General Corporation Law permits the indemnification of any officer, director, employee or agent of the Company against expenses and liabilities in any action arising out of such person's activities on behalf of the Company, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or in a manner he had no reasonable cause to believe was unlawful.

Stock Performance Graph

  The graph below compares cumulative total return of the Company, the S&P 500 Index and the SNL Retail REIT Index(*) from December 17, 1993 to December 31, 1998. The comparison assumes $100 was invested on December 17, 1993 in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.

[PERFORMANCE GRAPH APPEARS HERE]

                              12/17/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                              -------- -------- -------- -------- -------- --------
     CenterTrust.............  100.00    97.88    84.99   114.01   147.40   114.69
     S&P 500 Total Return....  100.00   101.42   139.54   171.44   228.65   293.99
     SNL Retail REITs........  100.00   105.08   111.63   150.13   175.79   165.54

--------
* The SNL Retail REIT Index is a peer group index comprised of the following companies: Acadia Realty Trust, Aegis Realty, Inc., Agree Realty Corporation, Atlantic Realty Trust, Bradley Real Estate, Inc., Burnham Pacific Properties, Inc., CBL & Associates Properties, Inc., CenterTrust Retail Properties, Inc., CV REIT, Inc., Equity One, Inc., Federal Realty Investment Trust, First Washington Realty Trust, Inc., Glimcher Realty Trust, IRT Property Company, Kimco Realty Corporation, Konover Property Trust, Inc., Kranzco Realty Trust, Malan Realty Investors, Inc., Mid-Atlantic Realty Trust, New Plan Excel Realty Trust, Pan Pacific Retail Properties, Inc., Philips International Realty Corporation, Price Enterprises, Inc., Ramco-Gershenson Properties Trust, Regency Realty Corporation, Saul Centers, Inc., United Investors Realty Trust, Urstadt Biddle Properties, Inc., USP Real Estate Investment Trust, Weingarten Realty Investors, Western Investment Real Estate Trust, and Westfield America, Inc. The graph presented here was prepared by SNL Securities L.C. ("SNL"). SNL has informed the Company that the graph was prepared from sources believed by SNL to be reliable, but SNL (i) does not warrant in any way the information supplied; (ii) disclaims any liability resulting in any way from said information; and (iii) reserves all copyright rights in the graph.

Compensation Committee Interlocks and Insider Participation

  Messrs. Heineman (Chairman), Andrews, Riedman and Barnum currently serve on the Compensation Committee. None of the Compensation Committee members is or has been an officer or employee of the Company and each is an Independent Director. For a description of the background of each of these individuals, see "Election of Directors." For a discussion of interrelationships involving members of the Compensation Committee or other directors of the Company, see "Certain Relationships and Related Transactions."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The members of the Compensation Committee believe the success of a company on a long term basis is attributable in large part to the talent and dedication of its personnel and, in particular, to the management and leadership efforts of its executive officers. Accordingly, the Company, under the guidance of the Compensation Committee, is committed to develop and maintain compensation policies, plans and programs which seek to enhance cash flows, and consequently real property and stockholder values, by aligning the financial interests of the Company's senior management with those of its stockholders.

  In furtherance of these goals, the Company relies, to a large degree, on annual and longer term incentive compensation (that is, specifically cash bonuses, restricted stock grants and stock option grants) to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential. Both of these forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy which considers management's ability to consistently improve the Company's "funds from operations" (a widely-accepted measure of performance for real estate investment trusts) to be of paramount importance. Other performance criteria which effect incentive awards include the demonstrated ability to strengthen the Company's capital structure, the measure of improved total return to stockholders and individual performance/contributions to corporate goals and objectives.

  From time to time the Compensation Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company's officers and key personnel, as well as to guide the Company in the development of near term individual performance objectives necessary to achieve long-term profitability. In 1998 the Company retained a compensation consultant to assess the competitiveness of the Company's compensation and benefits program and to review enhancing the program and maintaining its competitiveness through incentive-based compensation strategies.

  The compensation consultant's report, which reviewed industry background and appropriate comparatives, provided recommendations regarding both compensation structure in general and specific compensation for various positions. Based on this report, the Compensation Committee concluded that the total compensation for its senior management should be consistent with a subset of the REIT industry that reflects similar business characteristics as the Company.

  Further, in an effort to align employee and owner interests in the Company, the Compensation Committee decided to maintain its previously adopted philosophy that executive compensation should be focused toward incentives, which will take the form of largely stock-based incentives with respect to employees at the officer level and largely cash-based incentives below the officer level. The Committee also reaffirmed its philosophy that the compensation policy and the structure of compensation should be closely monitored to assure that the Company's compensation program remains competitive and consistent with the industry.

  Edward D. Fox, President and Chief Executive Officer and the Company entered into an employment agreement for three years with the Company in 1998. During the term of his employment he is to receive a base salary of $375,000 per year or should the Board increase such salary, then at the then present salary. The Company also awarded him a bonus of $282,000 as of December 31, 1998. Mr. Fox also received 60,000 shares of restricted stock and options to purchase 300,000 shares of Common Stock at an exercise price of $16.875 per share subject to vesting requirements under the Restated Plan. Mr. Fox then elected to receive his 1998 compensation in the form of restricted stock at $12.75 per share and received 45,034 shares of restricted stock. The Compensation Committee recognizes Mr. Fox's contributions to the Company since he became the President and Chief Executive Officer on a full time basis. The Board and the Compensation Committee feel Mr. Fox's compensation is commensurate with the compensation of chief executive officers with similar business experience of competitive real estate trusts, and have deemed Mr. Fox's salary, stock option awards and restricted stock awards and total compensation appropriate in light of Mr. Fox's substantial contribution to the Company's growth in 1998.

  During 1993, the Code was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which are defined as the chief executive officer and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance based compensation" is excludable in applying the $1 million limit. Generally, it is the Company's policy to qualify compensation (other than restricted stock) paid to its top executives for deductibility under Section 162(m) in order to maximize the Company's income tax deductions. Based upon the Internal Revenue Service's regulations and the compensation paid to the Company's "covered employees" for the 1998 taxable year, all compensation payable by the Company in 1998 to such covered employees should be deductible by the Company.

Date: April   , 1999                      Warner Heineman (Chairman)
                                          R. Bruce Andrews
                                          Fred L. Riedman
                                          Robert T. Barnum

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In December 1997, the Company extended a loan of $3,138,586 to Fred W. Bruning. Interest on the loan is at a rate of 7.45%. The loan was secured by all of Mr. Bruning's actual and beneficial ownership interest in the Company. The loan was scheduled to mature in December 2004, but became due in full six months following the termination of Mr. Bruning's employment with the Company. As a part of the Severance Agreement between the Company and Mr. Bruning (the "Bruning Severance Agreement"), the Company has agreed to forbear on collecting the loan for a maximum additional six months provided that Mr. Bruning complies with the Bruning Severance Agreement.

  During 1998, the Company sold its Sears Hollywood facility, a single tenant facility for proceeds of $5.4 million which resulted in a net gain of $1.1 million. In addition, the Company purchased the Manhattan Beach, California building in which its corporate headquarters are located for $3.2 million. Both of the above transactions were with affiliates of Alexander Haagen, Sr., the Company's former chairman, and were negotiated at arms-length.

  In connection with the Separation Agreement, as described in "Employment and Change-in-Control Agreements" above, the Company has agreed to purchase, or cause to have purchased, from the Haagen Family, on May 25, 1999, an aggregate of 3,656,818 shares of common stock and Operating Partnership Units (the "Shares") at a price per share equal to the greater of $17 or the then current market price (as determined in accordance with the Separation Agreement). A portion of shares to be repurchased require that certain stock options be exercised by the Haagen Family resulting in a net obligation to the Company of $58.8 million. Under the terms of the Separation Agreement, the Haagen Family may not sell such shares other than in certain open market transactions on the New York Stock Exchange. Included in the Shares to be repurchased are 590,034 shares of Common Stock as of December 31, 1998.

                             INDEPENDENT AUDITORS

  Deloitte & Touche LLP audited the Company's financial statements for the fiscal year ended December 31, 1998, and has been the Company's independent auditors since June 1992. The Board of Directors has selected Deloitte & Touche LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 1999. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he desires to do so, and it is expected that such representative will be available to respond to appropriate questions from the stockholders at the Annual Meeting.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                            FOR 2000 ANNUAL MEETING

  Any stockholder intending to submit to the Company a proposal for inclusion in the Company's proxy materials relating to the 2000 Annual Meeting must submit such proposal so that it is received by the Company no later than January 1, 1999.

                                 OTHER MATTERS

  The Company is not aware of any matters that may be presented for action by the stockholders at the Annual Meeting other than those set forth above. If any other matter shall properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

  The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1998, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE FREE OF CHARGE TO ANY STOCKHOLDER A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IF THE STOCKHOLDER SUBMITS A WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, AT 3500 SEPULVEDA BOULEVARD, MANHATTAN BEACH, CALIFORNIA 90266.

  STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          /S/ Steven M. Jaffe

                                          STEVEN M. JAFFE
                                          Corporate Secretary
May   , 1999
Manhattan Beach, California

      SEVENTH AMENDMENT TO THE AMENDED AND RESTATED 1993 STOCK OPTION AND
                  INCENTIVE PLAN FOR OFFICERS, DIRECTORS AND
             KEY EMPLOYEES OF CENTERTRUST RETAIL PROPERTIES, INC.
                      AND CT OPERATING PARTNERSHIP, L.P.

  CenterTrust Retail Properties, Inc., a Maryland corporation (f.k.a. Alexander Haagen Properties, Inc.), CT Operating Partnership, L.P., a California limited partnership (f.k.a. Alexander Haagen Properties Operating Partnership, L.P.), and Haagen Property Management, Inc., a California corporation, adopted The 1993 Stock Option and Incentive Plan for Officers, Directors and Key Employees of CenterTrust Retail Properties, Inc.,
CT Operating Partnership, L.P. and Haagen Property Management, Inc., effective December 10, 1993, for the benefit of their eligible employees and directors. Such plan was amended on August 14, 1995 and was amended and restated on February 28, 1996 (such amended and restated plan is hereinafter referred to as the "Plan"). An amendment to the Plan was authorized by a resolution of the Board of Directors of the Company on November 19, 1996 (such amendment to the Plan is hereinafter referred to as the "First Amendment"). A second amendment was authorized by a resolution of the Board of Directors of the Company on February 27, 1997 (such amendment to the Plan is hereinafter referred to as the "Second Amendment"). A third amendment to the Plan was authorized by a resolution of the Compensation Committee of the Board of Directors of the Company on May 30, 1997 (such amendment to the Plan is hereinafter referred to as the "Third Amendment"). A fourth amendment to the Plan was authorized by a resolution of the Compensation Committee of the Board of Directors of the Company on July 8, 1997 (such amendment to the Plan is hereinafter referred to as the "Fourth Amendment"). A fifth Amendment to the Plan was authorized by a resolution of the Compensation Committee of the Board of Directors of the Company on April 30, 1998 (such amendment to the Plan is hereinafter referred to as the "Fifth Amendment"). A sixth amendment to Plan was authorized by a resolution of the Compensation Committee of the Board of Directors of the Company on February 9, 1999 (such Amendment to the Plan is hereinafter referred to as the "Sixth Amendment").

  The Plan consists of three plans: (i) one for the benefit of the key employees of CenterTrust Retail Properties, Inc. and the Company Subsidiaries (as defined in the Plan), (ii) one for the benefit of the Independent Directors (as defined in the Plan) and (iii) one for the benefit of key employees of CT Operating Partnership, L.P. and the Operating Partnership Subsidiaries (as defined in the Plan), Haagen Property Management, Inc. and the HPMI Subsidiaries (as defined in the Plan) and the directors of Haagen Property Management, Inc.

  As allowed by Section 9.2 of the Plan, this amendment to the Plan (the "Seventh Amendment") was authorized by a resolution of the Compensation Committee of the Board of Directors of the Company subject to and effective upon stockholder approval. This Seventh Amendment, together with the Plan, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, constitutes the entire Plan as amended to date.

  1. Section 1.9 of the Plan is hereby amended and restated in its entirety as follows:

    "Company" shall mean Center Trust, Inc., a Maryland corporation (f.k.a. CenterTrust Retail Properties, Inc., f.k.a. Alexander Haagen Properties, Inc.); provided, however, if, prior to June 30, 1999, the Company's stockholders fail to approve an amendment to the Company's Articles of Amendment and Restatement changing the name of the Company to "Center Trust, Inc.", then "Company" shall mean CenterTrust Retail Properties, Inc.

  2. Section 1.31 of the Plan is hereby amended and restated in its entirety as follows:

    "Plan" shall mean The Amended and Restated 1993 Stock Option and Incentive Plan for Officers, Directors and Key Employees of Center Trust, Inc. and CT Operating Partnership, L.P.; provided, however, if, prior to June 30, 1999, the Company's stockholders fail to approve an amendment to the Company's Articles of Amendment and Restatement changing the name of the Company to "Center Trust, Inc.", then "Plan" shall mean The Amended and Restated 1993 Stock Option and Incentive Plan for Officers, Directors and Key Employees of CenterTrust Retail Properties, Inc. and CT Operating Partnership, L.P.

  3. Section 2.1(a) of the Plan is hereby amended and restated in its entirety as follows:

    (a) The shares of stock subject to Options or Restricted Stock Awards shall be Common Stock, initially shares of the Company's common stock, par value $.01 per share, as presently constituted, and the aggregate number of such shares which may be issued upon exercise of such Options or upon any such awards under the Plan shall not exceed 4,000,000 (which amount includes (i) the original 850,000 shares authorized to be issued upon exercise of such Options or upon any such awards under the Plan, (ii) an additional 500,000 shares authorized to be issued upon exercise of such Options or upon any such awards under the Plan by a resolution of the Committee on February 27, 1997, (iii) an additional 650,000 shares authorized to be issued upon exercise of such Options on upon any such awards under the Plan by a resolution of the Committee on May 30, 1997, and
  (iv) an additional 2,000,000 shares authorized to be issued upon exercise of such Options or upon any such awards under the Plan by a resolution of
  the Committee on           , 199 ). The shares of Common Stock issuable
  upon exercise or grant of an Option, or as Restricted Stock, shall be previously authorized but unissued shares.

  4. Section 9.4 of the Plan is hereby amended by adding the following after the last sentence in Section 9.4:

    With respect to Incentive Stock Options granted after the date of the adoption of the Seventh Amendment, the Plan, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, shall constitute a new plan for purposes of Section 422 of the Code. In the event the Seventh Amendment is not approved by the Company's stockholders, Incentive Stock Options granted after the date of the Board's adoption of the Seventh Amendment shall be governed by the provisions of the Plan as it existed immediately prior to the adoption of the Seventh Amendment.

  Executed at Manhattan Beach, California, this     day of             , 199 .

                                           /s/ Edward D. Fox
                                          By __________________________________
                                            President

                                          /s/ Steven M. Jaffe
                                          By __________________________________
                                            Secretary

                      CENTERTRUST RETAIL PROPERTIES, INC.
                 Annual Meeting of Stockholders--June 3, 1999

P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
O     The undersigned stockholder of CenterTrust Retail Properties, Inc.
X     does hereby nominate, constitute and appoint Steven M. Jaffe and
Y     Joseph F. Paggi, Jr., the true and lawful proxies, agents and attorneys of the undersigned, with full power of substitution, to vote for the undersigned all of the common stock of said corporation standing in the name of the undersigned on its books at the close of business on April 15, 1999 at the Annual Meeting of Stockholders to be held at The Marriott Hotel, Terrace Ballroom A, 1400 Parkview Avenue,
      Manhattan Beach, California, on June 3, 1999 or at any adjournment or postponement thereof, with all of the powers which would be possessed by the undersigned if personally present as follows on the reverse side.
------------                                                        ------------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                                 SIDE
------------                                                        ------------

[X]  Please mark votes as in this example.

IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED
FOR THE ELECTION OF MANAGEMENT'S TWO NOMINEES AS DIRECTORS.

AS AN ALTERNATIVE TO COMPLETING THIS PROXY, YOU MAY ENTER YOUR VOTE BY TELEPHONE (TOLL-FREE FROM THE UNITED STATES OR CANADA) BY CALLING 877-460-2562.

1.  Election of Directors:                                 4.  Amendment of the Company's Amended and Restated 1993
Nominees:  Stuart J.S. Gulland and Warner Heineman.            Stock Option and Incentive Plan, as amended, to (a)
    FOR      AGAINST                                           increase the maximum number of shares which may be
    [ ]        [ ]                                             subject to options granted under the Plan by 2,000,000
                                                               shares, (b) provide for the continued granting of
[ ] _______________________________                            incentive stock options under the Plan and (c) reflect
For all nominees except as noted above                                           FOR      AGAINST
                                                                                 [ ]        [ ]
2.  Amendment of the Articles of Amendment and
    Restatement of the Company to change the name          5.  In their discretion, the Proxies are authorized to vote
    of the Company to "Center  Trust, Inc."                    upon such other business as may properly come before the
                                                               meeting.
    FOR      AGAINST
    [ ]        [  ]
                                                               Mark here for address change
3.  Amendment of the Articles of Amendment and                 and note below  [ ]
    Restatement of the Company to state that
    nothing within the Articles shall preclude             The undersigned hereby acknowledges receipt of the Notice
    the settlement of transactions entered into            of Annual Meeting of Stockholders dated May __, 1999 and
    through the facilities of the New York Stock           the Proxy Statement furnished therewith.
    Exchange.
    FOR     AGAINST
    [ ]       [ ]                                          NOTE:  Please sign name exactly as your name (or names)
                                                           appear on the stock certificate.  When signing as attorney, executor, administrator, trustee or guardian please give
                                                           full title.  If more than one trustee, all should sign.  All joint owners must sign.
PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES             Signature:________________________Date:_________________
NO POSTAGE IF MAILED IN THE UNITED STATES.                    Signature:________________________Date:_________________